Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Receipt of Requisite Consents and Execution of Supplemental Indenture

Whippany, New Jersey, February 24, 2015 — Suburban Propane Partners, L.P. (NYSE:SPH) (“Suburban Propane”), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, announced today that pursuant to the offer of Suburban Energy Finance Corp. and Suburban Propane (collectively “Suburban”) to purchase any and all of the $250.0 million aggregate principal amount of their outstanding 7-3/8% Senior Notes due 2020 with CUSIP number 864486AC9 (the “Notes”) and related solicitation of consents (together, the “Offer”) to certain proposed amendments to the indenture (the “Amendments”) governing the Notes (the “Consents”), the holders of $225,092,000 (90.04%) aggregate principal amount of Notes have validly delivered and not validly revoked Consents as of 5:00 p.m., New York City time, on February 24, 2015.

Accordingly, a supplemental indenture (the “Supplemental Indenture”) to effect the Amendments has been executed by Suburban and the trustee (the “Trustee”) under the base indenture, as supplemented by the first supplemental indenture, each dated as of March 23, 2010 (together, the “Indenture”). The Amendments, which will eliminate substantially all of the restrictive covenants, shorten the minimum notice period for redemption of the Notes to three business days and eliminate or modify certain events of default and related provisions contained in the Indenture will become operative when the tendered Notes are accepted for purchase by Suburban.

Withdrawal and revocation rights with respect to tendered Notes and delivered Consents expired today, the date of the execution of the Supplemental Indenture. Accordingly, holders may no longer withdraw any Notes previously or hereafter tendered or revoke any Consents previously or hereafter delivered, except in the limited circumstances set forth in the Offer to Purchase and Consent Solicitation Statement dated February 10, 2015 (the “Offer to Purchase”).

The Offer will expire at 11:59 P.M., New York City time, on March 10, 2015, unless extended (such date and time, as the same may be extended, the “Expiration Date”). Holders who validly tender their Notes and provide their Consents prior to 5:00 p.m., New York City time, on February 24, 2015, unless such date is extended or earlier terminated (the “Consent Payment Deadline”), will be entitled to receive the total consideration of $1,041.68, payable in cash for each $1,000 principal amount of Notes accepted for payment, which includes a consent payment of $30.00 per $1,000 principal amount of Notes accepted for payment. The Offer contemplates an early settlement option, so that holders whose Notes are validly tendered prior to the Consent Payment Deadline and accepted for purchase could receive payment as early as February 25, 2015 (the “Initial Payment Date”). Holders who validly tender their Notes after the Consent Payment Deadline, but on or prior to the Expiration Date, will receive $1,011.68 for each $1,000 principal amount of Notes accepted for purchase, which amount is equal to the total consideration less the consent payment. Accrued and unpaid interest, up to, but not including, the applicable settlement date will be paid in cash on all validly tendered and accepted Notes. The settlement date with respect to all Notes not settled at the Initial Payment Date is expected to be March 11, 2015, or promptly thereafter.

The closing of the Offer will be subject to a number of conditions that are set forth in the Offer to Purchase, including the successful completion by Suburban of its public offering of $250.0 million aggregate principal amount of 5.750% senior notes due 2025 (the “Offering”), the pricing of which was announced on February 10, 2015. The sale of the new notes is expected to close on February 25, 2015.

The terms and conditions of the Offer, including Suburban’s obligation to accept the Notes tendered and pay the purchase price therefor, are set forth in the Offer to Purchase. Suburban may amend, extend or, subject to certain conditions, terminate the Offer.

In connection with the Offer, Suburban has retained Wells Fargo Securities, LLC as the dealer manager. Questions regarding the Offer may be directed to Wells Fargo Securities, LLC, at (866) 309-6316 (toll-free) and (704) 410-4760 (collect). Copies of the Offer to Purchase can be obtained from the information agent, D.F. King & Co., Inc. at (866) 745-0273 (toll-free) and (212) 269-5550 (collect) or at sph@dfking.com. For questions concerning delivery by means of the Automated Tender Offer Program please contact D.F. King & Co., Inc., the Tender Agent for the Offer, at (866) 745-0273 (toll-free) and (212) 269-5550 (collect) or at sph@dfking.com.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. Suburban serves the energy needs of approximately 1.2 million residential, commercial, industrial and agricultural customers through more than 710 locations in 41 states.

About Suburban Energy Finance Corp.

Suburban Energy Finance Corp. is a Delaware corporation and a wholly-owned subsidiary of Suburban Propane formed for the sole purpose of acting as the co-issuer of the Notes. It has nominal assets and does not and will not conduct any operations or have any employees.

Forward-Looking Statements

This press release includes forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Suburban expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding closing of the Offering, use of proceeds of the Offering and the closing of the Offer. These statements reflect Suburban’s expectations or forecasts based on assumptions made by the partnership. These statements are subject to risks including those relating to market conditions, financial performance and results, prices and demand for natural gas and oil and other important factors that could cause actual results to differ materially from our forward looking statements. These risks are further described in Suburban’s reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and Suburban undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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